Exhibit 99.1

FOR IMMEDIATE RELEASE

Dean Foods Congratulates Ron Kirk on His Appointment as

United States Trade Representative

Kirk Resigns from Dean Foods Board of Directors

DALLAS, March 18, 2009/PRNewsWire/-Dean Foods Company (NYSE: DF) extends its congratulations to Ron Kirk on his appointment by President Barack Obama as United States Trade Representative.

In connection with this appointment, Kirk resigned from the Dean Foods Board of Directors.

“We regret that Ron will be leaving our board and we will miss his counsel and insight,” said Gregg Engles, Chairman and Chief Executive Officer. “I am confident that Ron will excel in the role of United States Trade Representative.”

Added Engles, “We appreciate the many years of valuable service that Ron has given to Dean Foods and wish him success as the nation’s top trade negotiator.”

ABOUT DEAN FOODS

Dean Foods is one of the leading food and beverage companies in the United States. The Company’s DSD Dairy segment is the largest processor and distributor of milk and other dairy products in the country, with products sold under more than 50 familiar local and regional brands and a wide array of private labels. The Company’s WhiteWave-Morningstar segment markets and sells a variety of nationally branded dairy and dairy-related products, such as Silk® soymilk and cultured soy products, Horizon Organic® milk and other dairy products, International Delight® coffee creamers, LAND O’LAKES® creamers and other fluid dairy products. Our WhiteWave-Morningstar segment’s Rachel’s Organic® dairy products brand is the fourth largest organic yogurt brand in the United Kingdom. Additionally, our WhiteWave-Morningstar segment markets and sells private label cultured and extended shelf life dairy products through our Morningstar platform.

CONTACT: Corporate Communications, Marguerite Copel, +1-214-721-1273, or Investor Relations, Barry Sievert, +1-214-303-3437